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Exhibit 11.  Statement re computation of per share earnings.


                              TORCHMARK CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE

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

                                                               Three months ended March 31,
                                                              1997                      1996
                                                      --------------------       -------------------
Net income                                                    $77,327,581               $76,274,272
Preferred dividends                                                     0                         0
                                                      --------------------       -------------------

Net income available to common shareholders                   $77,327,581               $76,274,272
                                                      ====================       ===================

Weighted average shares and common
  stock equivalents outstanding                                69,805,861                71,715,019
                                                      ====================       ===================

Primary earnings per share:

  Net income                                                        $1.11                     $1.06
                                                      ====================       ===================

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